Exhibit 99.2

CONDITIONAL NOTICE OF OPTIONAL FULL REDEMPTION

CTR PARTNERSHIP, L.P.

CARETRUST CAPITAL CORP.

5.875% Senior Notes due 2021

CUSIP: 126458 AB4

CONDITIONAL NOTICE IS HEREBY GIVEN pursuant to Section 3.03 of the Indenture, dated as of May 30, 2014 (as amended, supplemented, or otherwise modified, the “Indenture”), by and among CTR Partnership, L.P. and CareTrust Capital Corp., as Issuers (the “Issuers”), the guarantors party thereto (the “Guarantors”) and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee” and the “Paying Agent”), that, subject to the satisfaction of the Condition (as defined below), all of the Issuers’ outstanding 5.875% Senior Notes due 2021 (the “Notes”) have been selected for Optional Redemption pursuant to Article 3 of the Indenture and Section 5 of the Notes on June 7, 2017 (the “Redemption Date”) at the price listed below of the principal amount (the “Redemption Price”) together with accrued and unpaid interest, if any, to, but not including, the Redemption Date.

*CUSIP	Maturity	Rate	Principal Amount	Redemption Price
126458 AB4	June 1, 2021	5.875%	$260,000,000	102.938%

The Notes called for redemption must be surrendered to the Paying Agent in order to collect the Redemption Price, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date. Surrender thereof can be made to the Paying Agent in the following manner:

If by Registered/Certified Mail: Wells Fargo Bank, National Association 600 South 4th Street, 7th Floor MAC Mail N9300-070 Minneapolis, MN 55415 USA Attn: Corporate Trust Services	If by Mail or Courier Service: Wells Fargo Bank, National Association 600 South 4th Street, 7th Floor MAC Mail N9300-070 Minneapolis, MN 55415 USA Attn: Corporate Trust Services	If by Hand: Wells Fargo Bank, National Association 600 South 4th Street, 7th Floor MAC Mail N9300-070 Minneapolis, MN 55415 USA Attn: Corporate Trust Services

Unless the Issuers default in paying the Redemption Price on the Redemption Date or the Condition is not satisfied and the Notes are not redeemed, interest on the principal amount designated to be redeemed shall cease to accrue on and after the Redemption Date, and the only remaining right of the Holders is to receive payment of the Redemption Price upon surrender to the Paying Agent of the Notes redeemed.

IMPORTANT CONDITION

Notwithstanding any other provision contained herein, the redemption of the Notes contemplated by this notice is subject to and conditioned upon the Condition (defined below) having occurred on or prior to the Redemption Date or having been otherwise satisfied or having been waived by the Issuers. In the Issuers’ sole discretion, the Redemption Date may be delayed until such time as the Condition shall be satisfied or waived by the Issuers in their sole discretion, or the redemption may not occur and the Issuers may rescind this notice in the event that the Condition shall not have been satisfied or waived by the Issuers in their sole discretion by the Redemption Date, or the Redemption Date so delayed.

The Condition is for the Issuers sole benefit and may be asserted by the Issuers, in their sole discretion, regardless of the circumstances giving rise to any such Condition (including any action or inaction on the part of the Issuers). The Issuers will have the right (but not the obligation) to waive the Condition and to redeem the Notes. The Issuers also have the right to determine whether or not the Condition is satisfied and to terminate this conditional notice of optional full redemption if the Condition is not satisfied. The Issuers’ decision as to whether or not the Condition is satisfied will be final and binding, and the Trustee will have no right to disagree with the Issuers’ conclusions.

As used herein, “Condition” means the Issuers deposit with the Trustee of funds from one or more debt financing transactions in an amount sufficient to pay the Redemption Price and accrued and unpaid interest, if any, to, but not including, the Redemption Date.

IMPORTANT NOTICE

Payments on the Notes in connection with the redemption may be subject to information reporting. In addition, such amounts may be subject to U.S. federal backup withholding tax if a U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable certification requirements. U.S. holders redeeming Notes pursuant to the redemption should complete an IRS Form W-9 (available on the IRS website at www.irs.gov) and provide it together with the Notes being surrendered. A non-U.S. holder not otherwise subject to U.S. federal income or withholding tax may nonetheless be subject to U.S. federal backup withholding tax with respect to payments on the Notes in connection with the redemption, unless the non-U.S. holder provides an applicable IRS Form W-8 (available on the IRS website at www.irs.gov) or otherwise establishes an exemption from backup withholding.

*None of the Trustee, Issuers or the Guarantors shall be held responsible for the selection or use of the CUSIP number, nor is any representation made as to their correctness or accuracy as listed in the redemption notice or printed in the Notes. It is included solely for convenience of the Holders. The Trustee is not responsible for any of the statements in this Notice, all of which should be deemed to be made exclusively by the Issuers.

By CTR Partnership, L.P.
Dated: May 8, 2017	CareTrust Capital Corp.